Exhibit 99.3

Solectron Repurchases $950 Million In Zero-Coupon Senior Convertible Notes

With Latest Step, Solectron has Reduced Debt by $2 Billion in Quarter

MILPITAS, Calif. — May 21, 2004 — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and integrated supply chain management services, today said it has repurchased approximately $950 million of its zero-coupon senior convertible notes due in November 2020.

With this action, combined with other steps taken earlier this month, Solectron has reduced its debt, which was approximately $3.3 billion at Feb. 28, by approximately $2 billion.

“I am very pleased with the progress we have made in strengthening our balance sheet and reducing our debt,” said Mike Cannon, president and chief executive officer. “With the repurchase of these notes, Solectron will reduce quarterly interest expense by approximately $10 million. In addition, our company’s remaining debt will have an average maturity of five years.”

Note holders had the right to require Solectron to repurchase all or a portion of the notes they held as of May 20, 2004. Under the terms of the notes, Solectron notified note holders of its intention to satisfy its repurchase obligations solely with cash.

The accreted value of the notes outstanding as of Feb. 28 was approximately $946 million.

About Solectron

Solectron (www.solectron.com) provides a full range of worldwide manufacturing and integrated supply chain services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif., and had sales from continuing operations of $9.8 billion in fiscal 2003.